Exhibit 99.1

1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000 www.targaresources.com

Targa Resources, Inc. Reports First Quarter 2009 Financial Results

HOUSTON—May 7, 2009—Targa Resources, Inc. (“Targa” or the “Company”) today reported first quarter 2009 net income attributable to Targa of $2.6 million (which includes a $17.3 million non-cash hedge loss) compared to net income attributable to Targa of $18.4 million for the first quarter of 2008. Targa reported earnings before interest, income taxes, depreciation and amortization and non-cash income or loss related to derivative instruments (“Adjusted EBITDA”) of $87.1 million for the first quarter 2009 as compared to $91.9 million for the first quarter of 2008. Please see the section of this release entitled “Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA and operating margin and reconciliations of such measures to the comparable GAAP measures.

“We are pleased to report that first quarter Adjusted EBITDA was similar to last year’s first quarter despite the continuing impacts of hurricanes Gustav and Ike and a significantly lower commodity price environment. Our fee-based assets and hedge program helped mitigate the negative impacts of lower commodity pricing,” said Rene Joyce, Chief Executive Officer of Targa Resources, Inc. “We believe that we are well positioned to fund our operations with internal cash flow given our continued focus on cost control and discipline regarding capital expenditures. Our quarter end liquidity of approximately $677 million should further enable us to weather the difficult commodity price and capital markets environment,” added Rene Joyce.

	Three Months Ended March 31,
	2009	2008
	(In millions)
Revenues	$1,001.9	$2,202.4
Product purchases	846.0	2,001.4
Operating expenses	65.0	63.6
Depreciation and amortization expense	41.6	38.2
General and administrative expense	23.8	24.1
Gain on sales of assets	—	(4.4)

Income from operations	25.5	79.5
Interest expense, net	(25.7)	(25.6)
Other	1.0	—
Equity in earnings of unconsolidated investments	0.1	3.5
Income tax (expense) benefit	0.1	(12.1)

Net income	1.0	45.3
Less: Net income (loss) attributable to noncontrolling interests	(1.6)	26.9

Net income attributable to Targa Resources, Inc.	$2.6	$18.4

Financial data:
Operating margin	$90.9	$137.4
Adjusted EBITDA	87.1	91.9

	Three Months Ended March 31,
	2009	2008
Operating statistics:
Gathering throughput, MMcf/d	1,960.6	2,181.4
Plant natural gas inlet, MMcf/d	1,916.9	2,143.1
Gross NGL production, MBbl/d	109.4	104.7
Natural gas sales, BBtu/d	518.2	533.0
NGL sales, MBbl/d	298.7	317.5
Condensate sales, MBbl/d	4.3	3.6

Average realized prices:
Natural gas, $/MMBtu	4.48	7.91
NGLs, $/gal	0.66	1.45
Condensate, $/Bbl	39.44	93.36

Review of First Quarter Results

The Company recorded first quarter 2009 net income attributable to Targa of $2.6 million, compared to net income attributable to Targa of $18.4 million for the first quarter of 2008. The primary drivers for the decrease were a $46.5 million decrease in operating margin, including a $19.5 million increase in non-cash hedge losses, somewhat offset by a $12.2 million decrease in income tax expense.

First quarter 2009 gathering throughput and plant natural gas inlet were approximately 2.0 Bcf/d and 1.9 Bcf/d, respectively, both approximately 10% lower than for the first quarter of 2008. First quarter 2009 gross NGL production of 109.4 MBbl/d was 4% higher than the first quarter of 2008.

Review of Segment Performance

The following discussion of segment performance includes inter-segment revenues. The Company views segment operating margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is reviewed for consistency and trend analysis. The generally accepted accounting principles (“GAAP”) measure most directly comparable to segment operating margin is net income. Operating margin is a non-GAAP financial measure that is defined later in this release.

Natural Gas Gathering and Processing Segment

Our Natural Gas Gathering and Processing segment, which includes Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”), consists of the gathering of natural gas produced from oil and gas wells and processing this raw natural gas into merchantable natural gas by extracting natural gas liquids and removing impurities.

The following table provides summary data regarding results of operations of this segment for the periods presented:

	Three Months Ended March 31,
	2009	2008
	($ in millions)
Revenues	$438.1	$873.2
Product purchases	(339.9)	(730.4)
Operating expenses	(35.1)	(30.2)

Operating margin	$63.1	$112.6

Equity in earnings of VESCO	$—	$2.4

Operating statistics:
Gathering throughput, MMcf/d	1,960.6	2,181.4
Plant natural gas inlet, MMcf/d	1,916.9	2,143.1
Gross NGL production, MBbl/d	109.4	104.7
Natural gas sales, BBtu/d	534.0	550.2
NGL sales, MBbl/d	92.6	89.6
Condensate sales, MBbl/d	5.0	5.0

Average realized prices:
Natural gas, $/MMBtu	4.48	7.91
NGLs, $/gal	0.56	1.26
Condensate, $/Bbl	38.19	85.89

Review of First Quarter Results

Revenues decreased by $435.1 million, or 50%, to $438.1 million for the three months ended March 31, 2009 compared to $873.2 million for the three months ended March 31, 2008. The decrease was primarily due to lower natural gas, NGL and condensate prices, and lower natural gas sales volumes, partially offset by higher NGL sales volumes.

Our average realized price for natural gas decreased by $3.43 per MMBtu, or 43%, to $4.48 per MMBtu for the three months ended March 31, 2009 compared to $7.91 per MMBtu for the three months ended March 31, 2008. Our average realized price for NGLs decreased by $0.70 per gallon, or 56%, to $0.56 per gallon for the three months ended March 31, 2009 compared to $1.26 per gallon for the three months ended March 31, 2008. Our average realized price for condensate decreased by $47.70 per Bbl, or 56%, to $38.19 per Bbl for the three months ended March 31, 2009 compared to $85.89 per barrel for the three months ended March 31, 2008.

Our natural gas sales volumes decreased by 16.2 BBtu/d, or 3%, to 534.0 BBtu/d for the three months ended March 31, 2009 compared to 550.2 BBtu/d for the three months ended March 31, 2008. Our NGL sales volumes increased by 3.0 MBbl/d, or 3%, to 92.6 MBbl/d for the three months ended March 31, 2009 compared to 89.6 MBbl/d for the three months ended March 31, 2008. Our condensate sales volumes were unchanged at 5.0 MBbl/d for the three months ended March 31, 2009 and the same comparable period of 2008.

Our product purchases decreased by $390.5 million, or 53%, to $339.9 million for the three months ended March 31, 2009 compared to $730.4 million for the three months ended March 31, 2008. The decrease in product purchase cost corresponds to the decrease in commodity revenue.

Our operating expenses increased $4.9 million, or 16%, to $35.1 million for the three months ended March 31, 2009 compared to $30.2 million for the three months ended March 31, 2008. The increase is primarily due to the inclusion of VESCO as a consolidated subsidiary and increases in utilities, environmental and legal expenses partially offset by lower costs for compensation, maintenance, repairs and supplies.

Logistics Assets Segment

Our Logistics Assets segment is involved with gathering and storing mixed NGLs and fractionating, storing, treating and transporting finished NGLs. These assets are generally connected to and supplied, in part, by our Natural Gas Gathering and Processing segment and are predominantly located in Mont Belvieu, and Galena Park, Texas and West Louisiana.

The following table provides summary data regarding results of operations of this segment for the periods presented:

	Three Months Ended March 31,
	2009	2008
	($ in millions)
Revenues from services	$44.5	$51.2
Operating expenses	(35.5)	(44.3)

Operating margin	$9.0	$6.9

Equity in earnings of GCF	$0.1	$1.1

Fractionation volumes, MBbl/d	189.7	215.9
Treating volumes, MBbl/d	8.4	15.1

Review of First Quarter Results

Revenues from services (fractionation, terminalling and storage, transportation and treating) decreased by $6.7 million, or 13%, to $44.5 million for the three months ended March 31, 2009 compared to $51.2 million for the three months ended March 31, 2008. The decrease is primarily due to decreased volumes as a result of damage to certain of our and third party Gulf Coast facilities from Hurricane Ike as well as lower fractionation fees related to lower natural gas prices.

Operating expenses decreased by $8.8 million, or 20%, to $35.5 million for the three months ended March 31, 2009 compared to $44.3 million for the three months ended March 31, 2008. The decrease was due to lower fuel, utilities and barge fees related to lower volumes and decreased fuel and utilities rates.

NGL Distribution and Marketing Services Segment

Our NGL Distribution and Marketing segment markets our own natural gas liquids production and also purchased natural gas liquids products in selected United States markets. The following table provides summary data regarding results of operations of this segment for the periods presented:

	Three Months Ended March 31,
	2009	2008
	($ in millions)
NGL sales revenues	$586.6	$1,418.8
Other revenues	1.1	0.8

	587.7	1,419.6
Product purchases	(572.9)	(1,410.8)
Operating expenses	(0.3)	(0.5)

Operating margin	$14.5	$8.3

NGL sales, MBbl/d	252.8	262.2
NGL realized price, $/gal	0.61	1.42

Review of First Quarter Results

NGL sales revenues decreased by $832.2 million, or 59%, to $586.6 million for the three months ended March 31, 2009 compared to $1,418.8 million for the three months ended March 31, 2008. The net decrease comprised a $766.5 million decrease from lower average sales prices, down 57% to $0.61 per gallon during the three months ended March 31, 2009 from $1.42 during the three months ended March 31, 2008; and a $65.7 million decrease from lower sales volumes, down 4% to 252.8 MBbl/d during the three months ended March 31, 2009 from 262.2 MBbl/d during the three months ended March 31, 2008. The decrease in sales volume was primarily attributable to reduced sales to petrochemical customers associated with their lower plant operational rates and reduced demand for product.

Other revenues, which consists primarily of non-commodity based service revenue, increased by $0.3 million.

Product purchases decreased by $837.9 million, or 59%, to $572.9 million for the three months ended March 31, 2009 compared to $1,410.8 million for the three months ended March 31, 2008. Lower NGL market prices and lower sales volumes decreased our product purchases by $772.6 million and $65.3 million, respectively.

Wholesale Marketing Segment

Our Wholesale Marketing segment includes our refinery services business and wholesale propane marketing operations. In our refinery services business, we provide LPG (liquefied petroleum gas) balancing services, purchasing natural gas liquids products from refinery customers and selling natural gas liquids products to various customers. Our wholesale propane marketing operations include the sale of propane and related logistics services to multi-state retailers, independent retailers and other end-users. Wholesale Marketing operates principally in the United States and has a small marketing presence in Canada.

The following table provides summary data regarding results of operations of this segment for the periods presented:

	Three Months Ended March 31,
	2009	2008
	($ in millions)
NGL sales revenues	$287.9	$543.3
Other revenues	0.7	—

	288.6	543.3
Product purchases	(284.3)	(533.7)
Operating expenses	—	—

Operating margin	$4.3	$9.6

NGL sales, MBbl/d	80.6	86.9
NGL realized price, $/gal	0.94	1.64

Review of First Quarter Results

NGL sales revenues decreased by $255.4 million, or 47%, to $287.9 million for the three months ended March 31, 2009 compared to $543.3 million for the three months ended March 31, 2008. Lower NGL market prices decreased revenue by $210.5 million and lower sales volumes reduced revenue by an additional $44.9 million. The 6.3 MBbl/d decrease in volumes is primarily due to decreased West Coast refinery production and the expiration of a refinery supply agreement.

Product purchases decreased by $249.4 million, or 47%, to $284.3 million for the three months ended March 31, 2009 compared to $533.7 million for the three months ended March 31, 2008. Lower NGL market prices and lower sales volumes decreased our product purchases by $205.3 million and $44.1 million, respectively.

Targa Resources Partners LP

Targa currently owns approximately 26.4% of the Partnership, including its 2% general partner interest. Targa Resources GP LLC, the general partner of the Partnership, is wholly owned by Targa. Targa consolidates the Partnership’s assets, liabilities and results of operations due to its control of the Partnership through its general partner interest.

On April 23, 2009, the Partnership announced a cash distribution of $0.5175 per common and subordinated unit, or $2.07 per unit on an annualized basis, for the first quarter of 2009. This cash distribution will be paid May 15, 2009 on all outstanding common and subordinated units to holders of record as of the close of business on May 6, 2009.

Capitalization / Liquidity Update

Total funded debt as of March 31, 2009 was approximately $1,562 million, of which approximately $697 million is debt of the Partnership that is non-recourse to Targa but is consolidated. Excluding the debt of the Partnership, Targa’s total funded debt on March 31, 2009 was approximately $865 million consisting of $250 million of senior notes due 2013, approximately $96 million outstanding under the revolving credit facility and approximately $519 million outstanding under the term loan.

At March 31, 2009, Targa’s liquidity, excluding the Partnership and our synthetic letter of credit facility, was approximately $452 million. This amount includes approximately $144 million of available borrowings under the revolving credit facility and $308 million of cash. In addition, Targa also had approximately $225 million available for the issuance of letters of credit under its synthetic letter of credit facility. Targa’s total liquidity including availability under the synthetic letter of credit facility but excluding the partnership was approximately $677 million at quarter end.

As of March 31, 2009, the Partnership had approximately $337 million in capacity available under its credit facility and $62 million of cash bringing total liquidity to approximately $400 million.

Both Targa and the Partnership have strong liquidity positions, are well within their respective financial covenants and have no near-term maturities under their credit facilities or senior notes. We continue to monitor our liquidity along with conditions in the credit markets and events and circumstances surrounding each of the lenders in our and the Partnership’s credit facilities. To date, other than defaults by affiliates of Lehman Brothers, neither we nor the Partnership have experienced disruptions in the ability to access our respective bank credit facilities. However, we cannot predict with any certainty the impact to us of any further disruption in the credit environment.

We have revised our 2009 capital expenditures estimate to $150 million due to cost control programs and cost savings. As we move through the year, we may see additional impacts from these programs.

Hurricane Update

Certain of our Louisiana and Texas facilities sustained damage and had disruption to their operations during the 2008 hurricane season from two Gulf Coast hurricanes—Gustav and Ike. Our previously reported estimates of repair costs and insurance coverage remain unchanged. We currently project our Stingray and Barracuda plants to be fully operational by the end of May, which will mark the end of our rebuild activities related to last year’s hurricanes.

As of March 31, 2009 we have incurred repair costs of $32.1 million. In addition, we executed a proof of loss for $5.9 million, comprising $4.7 million and $1.2 million for property damage and business interruption insurance.

About Targa

Targa is a leading provider of midstream natural gas and natural gas liquid, or NGL, services in the United States, through an integrated platform of midstream assets. Our gathering and processing assets are located primarily in the Permian Basin in West Texas and Southeast New Mexico, the Louisiana Gulf Coast primarily accessing the offshore region of Louisiana, and, through Targa Resources Partners LP, our publicly traded master limited partnership, the Fort Worth Basin in North Texas, the Permian Basin in West Texas and the onshore region of the Louisiana Gulf Coast. Additionally, our natural gas liquids logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States.

Conference Call

Targa will host a conference call for investors and analysts at 1:00 p.m. Eastern Time (12:00 p.m. Central Time) on May 7, 2009 to discuss first quarter 2009 results.

The conference call can be accessed via Webcast through the Investor’s section of the Company’s website at http://www.targaresources.com or by dialing 800-762-8779. The pass code is 4058511. Please dial in ten minutes prior to the scheduled start time. A replay will be available approximately two hours following completion of the Webcast through the Investor’s section of the Company’s website and will remain available until May 21, 2009. Replay access numbers are 303-590-3030 or 800-406-7325 with pass code 4058511.

Targa’s principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.

For more information, visit www.targaresources.com.

Non-GAAP Financial Measures

This press release and accompanying schedules include non-GAAP financial measures of Adjusted EBITDA and operating margin. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.

Operating Margin—With respect to our Natural Gas Gathering and Processing division, we define operating margin as total operating revenues, which consist of natural gas and NGL sales plus service fee revenues, less product purchases, which consist primarily of producer payments and other natural gas purchases less operating expense. Natural gas and NGL sales revenue includes settlement gains and losses on commodity hedges. Our Natural Gas Gathering and Processing segment operating margin is impacted by volumes and commodity prices as well as by our contract mix and hedging program, which are described in more detail in the Company’s reports and other filings with the Securities and Exchange Commission.

With respect to our NGL Logistics and Marketing division, we define operating margin as total revenue, which consists primarily of service fee revenues and NGL sales, less cost of sales, which consists primarily of NGL purchases and changes in inventory valuation. Within this division, our management analyzes segment operating margin for each of the three segments per unit of NGL handled or sold as an indicator of operational and commercial performance.

The GAAP measure most directly comparable to operating margin is net income (loss). Our non-GAAP financial measure of operating margin should not be considered as an alternative to GAAP net income (loss). Operating margin is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider operating margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because operating margin excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of operating margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Management compensates for the limitations of operating margin as an analytical tool by reviewing the comparable GAAP measures and understanding how the differences between the measures could affect our decision-making processes.

Adjusted EBITDA—We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization and non-cash income or loss related to derivative instruments. Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks and others, to assess (i) the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; (ii) our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and (iii) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

The economic substance behind management’s use of Adjusted EBITDA is to measure the ability of our assets to general cash sufficient to pay interest costs, support our indebtedness, and make distributions to our investors. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss). Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP.

Because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures could affect our decision-making processes.

Our segment operating margin is as follows for the periods indicated:

	Three Months Ended March 31,
	2009	2008
	(In millions)
Natural Gas Gathering and Processing	$63.1	$112.6
Logistics Assets	9.0	6.9
NGL Distribution and Marketing Services	14.5	8.3
Wholesale Marketing	4.3	9.6

	$90.9	$137.4

A reconciliation of our measurement of non-GAAP Adjusted EBITDA and non-GAAP operating margin to comparable GAAP measures follows:

	Three Months Ended March 31,
	2009	2008
	(In millions)
Reconciliation of net cash provided by operating activities to Adjusted EBITDA:
Net cash provided by operating activities	$74.0	$239.8
Net (income) loss attributable to noncontrolling interests	1.6	(26.9)
Interest expense, net (excluding amortization)	23.8	23.6
Current income tax expense	—	1.0
Other	(0.2)	6.1
Changes in operating assets and liabilities which used (provided) cash:
Accounts receivable and other assets	(76.7)	(272.9)
Accounts payable and other liabilities	64.6	121.2

Adjusted EBITDA	$87.1	$91.9

Reconciliation of net income attributable to Targa Resources, Inc. to Adjusted EBITDA:
Net income attributable to Targa Resources, Inc.	$2.6	$18.4
Add:
Interest expense, net	25.7	25.6
Income tax benefit (expense)	(0.1)	11.9
Depreciation and amortization expense	41.6	38.2
Non-cash (gain) loss related to derivatives	17.3	(2.2)

Adjusted EBITDA	$87.1	$91.9

Reconciliation of net income attributable to Targa Resources, Inc. to operating margin:
Net income attributable to Targa Resources, Inc.	$2.6	$18.4
Add:
Net income (loss) attributable to noncontrolling interests	(1.6)	26.9
Depreciation and amortization expense	41.6	38.2
General and administrative expense	23.8	24.1
Interest expense, net	25.7	25.6
Income tax benefit (expense)	(0.1)	12.1
Other, net	(1.1)	(7.9)

Operating Margin	$90.9	$137.4

Forward Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa’s control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including declines in the production of natural gas or in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts, the credit risk of customers and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company’s reports and other filings with the Securities and Exchange Commission. Targa undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:

Phone: 713-584-1133

Anthony Riley

Sr. Manager—Finance/Investor Relations

Matt Meloy

Vice President—Finance and Treasurer

TARGA RESOURCES, INC.

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$370,283	$362,769
Trade receivables	258,617	303,904
Inventory	25,308	68,519
Other current assets	129,662	121,956

Total current assets	783,870	857,148

Property, plant and equipment, net	2,607,492	2,617,369
Other assets	181,162	174,060

Total assets	3,572,524	3,648,577

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$326,956	$407,140
Other current liabilities	57,298	60,404

Total current liabilities	384,254	467,544

Long-term debt, less current maturities	1,549,315	1,552,440
Other long-term obligations	122,502	99,344
Stockholder’s equity:
Targa Resources, Inc.’s stockholder’s equity	589,085	579,641
Noncontrolling interests in subsidiaries	927,368	949,608

Total stockholders’ equity	1,516,453	1,529,249

Total liabilities and stockholders’ equity	$3,572,524	$3,648,577

TARGA RESOURCES, INC.

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended March 31,
	2009	2008
REVENUES	$1,001,891	$2,202,393

COSTS AND EXPENSES:
Product purchases	845,998	2,001,441
Operating expenses	64,954	63,578
Depreciation and amortization expense	41,600	38,192
General and administrative expense	23,853	24,093
Gain on sale of assets	(13)	(4,443)

Total costs and expenses	976,392	2,122,861

INCOME FROM OPERATIONS	25,499	79,532
Other income (expense):
Interest expense, net	(25,702)	(25,585)
Equity in earnings of unconsolidated investments	121	3,459
Other income	963	—

Income before income taxes	881	57,406
Income tax (expense) benefit	71	(12,106)

NET INCOME	952	45,300
Less: Net income (loss) attributable to noncontrolling interests	(1,639)	26,884

Net income attributable to Targa Resources, Inc.	$2,591	$18,416

TARGA RESOURCES, INC.

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED CASH FLOW INFORMATION

(In thousands)

	Three Months Ended March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$952	$45,300
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	43,751	40,981
Deferred income tax expense	(73)	11,144
Risk management activities	17,158	(4,864)
Other	(13)	(4,443)
Changes in operating assets and liabilities	12,175	151,702

Net cash provided by operating activities	73,950	239,820

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(31,206)	(23,269)
Proceeds from property insurance	—	7,753
Other	(6,706)	349

Net cash used in investing activities	(37,912)	(15,167)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of senior secured debt	(3,125)	(53,125)
Distributions to noncontrolling interests	(26,508)	(17,838)
Contribution from non-controlling interests	1,072	—
Contribution from (distribution to) Targa Resources Investments Inc.	37	(52,891)

Net cash used in financing activities	(28,524)	(123,854)

Net change in cash and cash equivalents	7,514	100,799
Cash and cash equivalents, beginning of period	362,769	177,949

Cash and cash equivalents, end of period	$370,283	$278,748